Exhibit 21

LIST OF SUBSIDIARIES

Name of Subsidiary	Names under which Subsidiaries do Business (in Addition to Corporate Name)	Jurisdiction of Incorporation or Organization
American Service Insurance Agency, LLC	----	Texas
Health Plan Intermediaries Holdings, LLC	Health Insurance Innovations	Delaware
Health Insurance Innovations Holdings, Inc.	----	Delaware
HealthPocket, Inc.	AgileHealthInsurance	Delaware
TogetherHealth Insurance, LLC	----	Delaware
TogetherHealth PAP, LLC	Medicare Coverage Helpline	Delaware
RxHelpline, LLC	----	Florida
Total Insurance Brokers, LLC	----	Delaware
Benefytt, LLC	----	Delaware